EXHIBIT 99.1

Sentigen Announces Issuance of Patent

PHILLIPSBURG, NJ – 6/8/2006 – SENTIGEN HOLDING CORP. (Nasdaq: SGHL) today announced the issuance of U.S. Patent No. 7,049,076 entitled “Method for Assaying Protein-Protein Interaction,” covering the core methods underlying the company’s TangoTM Assay System. The Tango Assay System was designed to allow the detection of virtually any protein-protein interaction in a cell with exceptional sensitivity and selectivity. While this issued patent includes claims for the use of the technology for any class of protein drug targets, the company is currently applying the Tango Assay System to accelerate the discovery and testing of new therapeutics that target G Protein-Coupled Receptors (GPCRs), widely believed to represent the most successful class of drug targets. The selectivity and sensitivity of the Tango technology should enable the de-orphaning of GPCRs using complex biological mixtures, such as tissue extracts.

“This issued patent provides Sentigen Holding Corp. with a clear-cut intellectual property position on our core technology, the Tango Assay System,” said Sentigen Holding Corp. CEO Thomas Livelli. “We believe this technology has substantial potential for the discovery of novel drug candidates that target G Protein Coupled Receptors and for evaluating the cross-reactivity of drug candidates across the ‘universe’ of GPCRs in the human genome.”

The company has developed Tango Assays for over 100 GPCRs, as well as receptor tyrosine kinases, cytokine receptors, and nuclear hormone receptors. The company has ongoing technology evaluation agreements with a number of pharmaceutical and biotechnology companies. A subset of these evaluation agreements has been completed and has led to the signing of master service agreements. Future developments of additional applications and the commercialization of the Tango technology will be carried on at the company’s facilities in North Wales, PA. The company has filed and anticipates filing further patent applications both domestically and abroad related to the Tango technology.

Forward Looking Statements

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge, including the risk that the Tango technology may not gain significant commercial acceptance in the marketplace. Management intends to continually review the commercial validity of the Tango Assay System, its applicability to functionalizing orphan GPCRs and the prospects of our new novel molecular profiling system in order to make the appropriate decisions as to the best way to allocate our limited resources. While we believe our technology capabilities are substantial, up to this point, we have incurred substantial operating losses. Although we have completed several evaluation agreements and converted a subset of these into master service agreements, no significant revenues have been realized from our Tango technology and no assurance can be given that we will be able to realize significant revenues in the future. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

About Sentigen

Sentigen Holding Corp. conducts business through two wholly-owned operating subsidiaries: Cell & Molecular Technologies, Inc. and Sentigen Biosciences, Inc. For more information on our companies, please visit their respective websites: www.cmt-inc.net and www.sentigen.com.